

biorestorative therapies

Fall 2017

OTCQB: BRTX ◆ biorestorative.com

Forward Looking Statements

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (347) 429-8361.

Statements in this presentation, including the information set forth as to the future financial or operating performance of BioRestorative Therapies, Inc. (the "Company"), that are not current or historical factual statements may constitute "forward looking" information within the meaning of securities laws. When used in this presentation, such statements may include, among other terms, such words as "may," "will," "expect," "believe," "plan," "anticipate," "intend," "estimate," "project," "target" and other similar terminology. These statements reflect current expectations, estimates and projections regarding future events and operating performance and speak only as to the date of this presentation. Readers should not place undue importance on forward looking statements and should not rely upon this information as of any other date. Forward looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward looking statements. These forward looking statements may not be realized due to a variety of factors, including without limitation: (i) our limited operating history, lack of significant revenues, substantial losses since inception, and substantial working capital deficiency and stockholders' deficiency; (ii) our ability to obtain sufficient financing to initiate and complete our clinical trials, implement our business plan, satisfy our debt obligations and fund our operations; (iii) our ability to timely and successfully develop and commercialize *BRTX-100*, our lead product candidate for the treatment of chronic lumbar disc disease; (iv) delays in enrolling patients in our clinical trials; (v) disruption to our access to the media (including cell culture media) and reagents we are using in the clinical development of our cell therapy product candidates; (vi) failure of our clinical trials to demonstrate adequately the safety and efficacy of our product candidates; (vii) our lack of manufacturing capabilities to produce our product candidates at commercial scale quantities; (viii) the loss of our exclusive license rights with regard to our disc/spine technology; (ix) safety problems encountered by us or others developing new stem cell-based therapies; (x) ethical and other concerns surrounding the use of stem cell therapy which negatively impact the public perception of our stem cell products and/or services; (xi) our limited experience in the development and marketing of cell therapies; (xii) our reliance on novel technologies that are inherently expensive and risky; (xiii) significant product liability claims and litigation which we may be subject to, including potential exposure from the use of our product candidates in human subjects; (xiv) our inability to obtain reimbursement for our products and services from private and governmental insurers; (xv) our inability to protect our proprietary rights; and (xvi) compliance with applicable federal, state, local, and international requirements. See also "Factors That May Affect Future Results and Financial Condition" listed in the Company's most recent registration statement filed with the SEC. Many of these issues can affect the Company's actual results and could cause the actual results to differ materially from those expressed or implied in any forward looking statements made by, or on behalf of, the Company. Readers are cautioned that forward looking statements are not guarantees of future performance, and should not place undue reliance on them. In formulating the forward looking statements contained in this presentation, it has been assumed that business and economic conditions affecting the Company will continue substantially in the ordinary course. These assumptions, although considered reasonable at the time of preparation, may prove to be incorrect.

Company Overview

BioRestorative Therapies, Inc. develops therapeutic products using cell and tissue protocols, involving adult stem cells. Core programs address disc/spine disease and metabolic disorders.

MULTIPLE CELL THERAPY PROGRAMS

- **DISC/SPINE PROGRAM (*brtxDISC™*):**
  - **FDA Clearance to Commence Phase 2 Clinical Trials**
  - Advanced cell therapy, chronic lumbar disc disease by protruding or bulging discs
  - ***BRTX-100*** - autologous product promoting healing in damaged intervertebral discs

- **METABOLIC PROGRAM (*ThermoStem®*):**
  - Cell-based therapy targeting diabetes, obesity and metabolic disorders using brown adipose (fat) cells and tissue
  - Finalize clinical indication and delivery mechanism and drive to IND filing

Disc Treatment Options



Current treatment options for the BRTX-100-addressable population range from conservative methods such as medication or physical measures, to more invasive surgical procedures

Initial Treatment Options (4-12 weeks)

Oral Medication Treatment
- OTC pain medications (NSAIDs, analgesics)
- Narcotics (codeine, oxycodone-acetaminophen combination)
- Nerve pain medications (gabapentin, pregabalin, duloxetine, tramadol)

Injection Treatment
- Epidural steroid injections
- Epidural anesthetic injections

Physical Measures
- Physical therapy
- Chiropractic/osteopathic manipulation
- Exercise or activity modifications

→ Refractory or severe patients →

Surgical Treatment Options

Discectomy*
- Microdiscectomy
- Open discectomy

Spinal Fusion Surgery*
- Posterior lumbar fusion (PLF)
- Posterior lumbar interbody fusion (PLIF) & Transforaminal lumbar interbody fusion (TLIF)
- Anterior lumbar interbody fusion (ALIF)
- eXtreme lateral interbody fusion (XLIF)

Disc Replacement Surgery*
- Artificial disc replacement (ADR)

*__Discectomy__: surgery to remove part of the herniated disc material that presses on a nerve root or the spinal cord
*__Spinal Fusion Surgery__: surgery designed to stop the motion at a painful vertebral segment by joining, or fusing, two or more vertebrae
*__Disc Replacement Surgery__: surgery involving replacing a painful disc with an artificial disc (PRODISC®-L currently approved)

Lower Back Pain is the Most Common, the Most Disabling, and the Most Costly Musculoskeletal Problem Treated



Protruding / Bulging Disc



Spinal Fusion Surgery

INTRODUCING A NEW STANDARD OF CARE TO TREAT CHRONIC LUMBAR DISC DISEASE

Cell-Based Lumbar Disc Therapeutic



Disc Therapy to Treat Chronic Lumbar Disc Disease

(Protruding and Bulging Discs)



Single Injection Procedure

- Non-Surgical 30 Minute Outpatient Procedure
- Patient's Own Cells
- High Patient/Physician Adoption Expected

- ***BRTX-100*** **- Lead Cell Therapy Candidate** Product Formulated from Autologous Hypoxic Cultured Mesenchymal Stem Cells (or MSCs) Collected from the Patient's Bone Marrow and Co-Administered with Autologous Biomaterial Carrier
- **Treatment** is Intended for Patients Whose Pain Has Not Been Alleviated by Non-Invasive Procedures and Who Potentially Face the Prospect of Surgery
- **Phase 2 Clinical Trial Cleared To Proceed**
- **HUMAN DATA** from Treatments Performed in the US

BRTX-100 Product Benefits



Hypoxic Culture Conditions – A Solution for Mesenchymal Stem Cell Based Regenerative Medicine

Hypoxic Culture Benefits
Increased Cell Proliferation
Greater Plasticity
Increased Paracrine Effect
Increased Cell Survival

BRTX-100 - A Safer and More Potent Product

BRTX-100	Mesoblast
Autologous	Allogeneic
Bone Marrow MSC	Bone Marrow MSC
100% Xeno-Free	FBS Culture
Hypoxic Cultured	Normoxic Cultured
Platelet Lysate/Carrier	Hyaluronic Acid/Carrier

BRTX-100: Production Process - 5 Weeks



Collection and Shipment to BRT of Patient's Bone Marrow and Blood
Production of *BRTX-100*
• Hypoxic Culturing of MSCs
• Biomaterial Carrier
Formulation and Cryopreservation of *BRTX-100*
Shipment of *BRTX-100* to Clinical Site/Physician
Thawing and Injection of *BRTX-100* into Patient's Disc

Human Clinical Experience



HUMAN CLINICAL EXPERIENCE SAFETY STUDY

Elabd *et al. J Transl Med* (2016) 14:253
DOI 10.1186/s12967-016-1015-5

Journal of Translational Medicine

RESEARCH Open Access

CrossMark

Intra-discal injection of autologous, hypoxic cultured bone marrow-derived mesenchymal stem cells in five patients with chronic lower back pain: a long-term safety and feasibility study

Christian Elabd[1], Christopher J. Centeno[2], John R. Schultz[2], Gregory Lutz[3], Thomas Ichim[4] and Francisco J. Silva[1*]

Disc Morphologic Changes

Therapy May Have a Significant Impact on the Morphology of the Disc

- 42 yr. old male needed epidural steroid injections multiple times annually for radiculopathy
- Large central, contained, broad based protrusion (L5-S1)
- 6 years conventional treatment
  - Narcotics
  - Epidural Steroids
  - Physical Therapy
- 75% reduction in disc bulge post treatment
- 70% reported improvement 2 years post treatment


4/2009
PRE-TREATMENT


1/2010
POST-TREATMENT

BRTX-100: Clinical Trial Design

- **Trial Design:**

A Phase 2 Prospective, Double-Blinded, Placebo Controlled, Randomized Study, n=72



- Evaluate Safety and Efficacy of a Single Dose of *BRTX-100*
- 15+ Clinical Trial Sites
- Primary Efficacy Endpoint – 6 months
- Patient Follow Up – 12 months, 24 months

- **Primary Endpoint**
  - **Improvement in Function** defined as at least a 30% increase in function based on the Oswestry questionnaires (ODI)
  - **Reduction of Pain** defined as at least a 30% decrease in pain as measured using the Visual Analogue Scale (VAS)

- **Additional or Secondary Endpoints**
  - Quality of Life Assessment
  - Evolution of Affected Disc(s) by Magnetic Resonance Imaging (MRI)

Market (Prevalence Summary)

Trinity Partners used a multi-pronged approach to determine the prevalence of the BRTX-100-addressable patient population

Epidemiology Flow	Prevalence
US Adult Population	248 MM
# With Chronic Lower Back Pain Prevalence	24.8 MM
# Diagnosed/Treated	14.9 MM
# With Disc Degeneration	11.9 MM
# With Disc Protrusion/Herniation/Bulge	5.6 MM (Range: 2.5 – 10.2 MM)
# With Single Disc Protrusion	3.5 MM
BRTX-100-Addressable Patient Population	3.5 M 570 K -3.5 MM
# Surgical Option	570K - 1.7 MM

Key Highlights - Value Proposition

- **Unique Product Engineered to Address the Challenges of the Targeted Application**
  - Autologous Hypoxic-Cultured Cell Product
  - ***BRTX-100*** is Formulated and Co-Administered with Biomaterial Carrier
- **Pending Clinical Trial**
  - FDA Clearance of Phase 2 Clinical Trials
  - Short Duration – Efficacy Endpoint 6 Mo.; Patient Follow Up – 12/24 Mo.
  - **Target Patient Enrollment Expected in Q2 2018**
- **Previous Human Experience**
  - Demonstrates Long Term Safety
  - Suggests Sustainable Therapeutic Benefits
- ***BRTX-100* Addressable U.S. Patient Population**
  - 570 K – 3.5 MM Potential US Patients with Target Indication
  - Revenue Potential: >$1 Billion; $15,000+ for product

Potential Treatments for Metabolic Diseases


Volume 32, Number 2, February 2014

STEM CELLS®

The International Journal of Cell Differentiation and Proliferation

Inside This Issue — See Complete Table of Contents Inside

327 An Osteopontin-Integrin Interaction Plays a Critical Role in Directing Adipogenesis and Osteogenesis by Mesenchymal Stem Cells
Qing Chen, Peishun Shou, Liying Zhang et al.

349 Stimulation of Somatic Cell Reprogramming by ERas-Akt-FoxO1 Signaling Axis
Yong Yu, Dan Liang, Qing Tian et al.

424 Autophagy Regulates Homeostasis of Pluripotency-Associated Proteins in hESCs
Yun-Hee Cho, Kyu-Min Han, Dongkyu Kim et al.

447 MMP-10 Is Required for Efficient Muscle Regeneration in Mouse Models of Injury and Muscular Dystrophy
Miriam Bobadilla, Naira Sáinz, José Antonio Rodriguez et al.

500 Transplants of Adult Mesenchymal and Neural Stem Cells Provide Neuroprotection and Behavioral Sparing in a Transgenic Rat Model of Huntington's Disease
Julien Rossignol, Kyle Fink, Kendra Davis et al.

572 Metabolically Active Human Brown Adipose Tissue Derived Stem Cells
Francisco J Silva, Dolly J Holt, Vanessa Vargas et al.

594 Brief Report: Astrogliosis Promotes Functional Recovery of Completely Transected Spinal Cord Following Transplantation of hESC-Derived Oligodendrocyte and Motoneuron Progenitors
Dunja Lukovic, Lourdes Valdés-Sanchez, Irene Sanchez-Vera et al.

Sister Journal of STEM CELLS TRANSLATIONAL MEDICINE

AlphaMed Press
WILEY BLACKWELL
www.StemCells.com

- Pre-clinical allogeneic cell-based therapy to target obesity, diabetes and metabolic disorders using brown adipose (fat) derived stem cells (BADSC) to generate brown adipose tissue (BAT)

- BAT is a specialized adipose tissue found in the human body that plays a key role in the evolutionarily conserved mechanisms underlying thermogenesis (generation of non-shivering body heat) and energy homeostasis in mammals - long known to be present at high levels in hibernating mammals and human newborns.

- Research Collaboration with University of Pennsylvania – Division of Endocrinology, Diabetes and Metabolism on Brown Adipose Stem Cell Program

Potential Treatments for Metabolic Diseases

BAT






neck
supraclavicular
para aortic
paravertebral
suprarenal


Visceral fat pads
Epicardial
mesenteric
omental
retroperitoneal
gonadal
Subcutnaeous fat pads
Subcutaneous abdominal
gluteal
femoral

WAT





Brown Adipose Tissue (BAT)

- Metabolism
- Energy wasting

White Adipose Tissue (WAT)

- Metabolism
- Energy Storage

Preclinical Metabolic Results

Glucose and Body Weight



Blood Glucose Levels
600
500
400
300
200
100
0
Glucose (mg/dl)
1 2 3 4 5 6 7 8 9 10 11 12 13
Weeks after transplantation
Control
BADSC



Body Weight
40
35
30
25
20
15
10
5
0
Body weight (g)
1 2 3 4 5 6 7 8 9 10 11 12 13
Weeks after transplantation
Control
BADSC

Mice fed high chow diet throughout experiment and transplanted with brown adipose derived stem cells (BADSC)/scaffolds and controls

Preclinical Metabolic Results

Triglycerides and Cholesterol Levels

Triglycerides Level



200
180
160
140
120
100
80
60
40
20
0
Triglycerides (mg/dl)
0
1
2
3
4
Months after transplantation
Control
BADSC

Cholesterol Level



300
250
200
150
100
50
0
Cholesterol (mg/dl)
0
1
2
3
4
Months after transplantation
Control
BADSC

Mice fed high chow diet throughout experiment and transplanted with brown adipose derived stem cells (BADSC)/scaffolds and controls

Brown Fat Delivery Device

Benefit of *ThermoStem*™ Generation 2

	Generation 1	Generation 2
Encapsulation	No	Yes
Drug Master File registered with FDA	No	Yes
Protect Cells from Immune System	No	Yes
Safe for Host	?	Yes
Long-term Biocompatibility	?	Yes
Retrievable	No	Yes
Support Brown Adipocyte Differentiation	Yes	Yes
Allows Molecule Exchange	Yes	Yes



Generation 1



Generation 2

Brown Fat Delivery Device

Encapsulation Device/BADSCs


A
B
C

Encapsulation Device containing BADSC that have been differentiated into brown fat. (A) BADSC inside encapsulation device. (B) BASDC prior to loading (C) Encapsulation Device.


HE
BF
DAPI/Mito/UCP1
DAPI
Mito
UCP1

Immunohistochemical analysis of a cross section of an encapsulation device containing cells. UCP1 confirms the differentiation and identity of the brown adipose stem cells. DAPI stains nuclei, Mito stains mitochondria.

Management and Advisory Team

Mark Weinreb,
President and CEO

- Pioneer in regenerative and cellular medicine / science
- Former President of NeoStem,Inc. (now Caladrius Biosciences)
- Owner BioHealth Labs (now Enzo BioChem Labs)

Francisco Silva,
Vice President of Research and Development

- Former CEO, DV Biologics LLC, President of DaVinci Biosciences LLC
- Extensive experience in cell based therapies
- Inventor of patents/author of manuscripts in regenerative medicine

Gregory E. Lutz, M.D.,
Chief Medical Advisor For Spine Medicine

- Physiatrist-in-Chief Emeritus for Hospital for Special Surgery (HSS)
- Member of HSS Board of Trustees
- Founded Physiatry Dept. at HSS/Physical Med & Rehab at Mayo Clinic

Wayne Marasco, MD, Ph.D.,
Chairman, Scientific Advisory Board

- Principal Faculty Member of Harvard Stem Cell Institute
- Professor, Department of Cancer Immunology & AIDS at Dana-Farber Cancer Institute
- Professor of Medicine at Harvard Medical School.

Joy Cavagnaro, Ph.D.,
Regulatory Advisor,
Scientific Advisory Board

- Former Director of Quality Assurance, CBER, FDA
- Former V.P., Regulatory Affairs, Human Genome Sciences
- President and Founder of Access BIO

In Summary

Opportunity for Meaningful Value Enhancement

- ***BRTX-100* – FDA cleared, Phase 2 ready**
  - Short duration – 6 month efficacy endpoint
  - Established human data
- **Brown fat cell metabolic platform**
  - Obesity, diabetes and metabolic disorders
- **"Off-the-shelf" cell therapies in development**
  - Broad prospective musculoskeletal applications
- **Short and intermediate value inflection points**
- **Favorable market conditions; <u>the time is now</u>**
  - Recent FDA directives fostering regenerative cell therapies
  - Novartis CAR-T – initial FDA approved gene therapy

Thank You

biorestorative therapies

OTCQB: BRTX ◆ biorestorative.com